Execution Version - Exhibit 10.1

February 22, 2023
CONFIDENTIAL
Riley Exploration Permian, Inc.
Riley Exploration - Permian, LLC
1980 Post Oak Blvd., Suite 100
Houston, TX 77056
Attn: Philip Riley
Commitment Letter
Ladies and Gentlemen:
Riley Exploration Permian, Inc., a Delaware corporation (the “Parent”), and Riley Exploration - Permian, LLC, a Delaware limited liability company (the “Issuer” and, together with the Parent, “you”), have requested that EOC Partners Advisors L.P. (“EOCP”) and/or one of its affiliates, investment funds, accounts or entities advised, sub-advised, managed or affiliated with EOCP or one of its affiliates (together with EOCP, “EOC”, “we” or “us”, and any constituent entity thereof, an “EOC Party”) provide it with a senior unsecured notes facility (the “Financing”) to finance in part the Acquisition pursuant to the Acquisition Agreement and consummate the other Transactions further described in Exhibit A (the “Transaction Description”). As used herein, the “Term Sheet” means the Summary of Principal Terms and Conditions attached hereto as Exhibit B. This commitment letter, including Exhibit A, Exhibit B and Exhibit C, is referred to as the “Commitment Letter”. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the other Exhibits to this Commitment Letter.
1.Commitment.
In connection with the foregoing and subject to the terms and conditions set forth or referred to in the Term Sheet and this Commitment Letter, but, with respect to the purchase of the Senior Notes on the Closing Date, subject solely to the conditions expressly set forth in Section 4 and Exhibit C, EOCP is pleased to advise you of its commitment to purchase (which may be satisfied by causing its affiliates or any investment funds, accounts or entities advised, sub-advised or managed by or affiliated with them to purchase) one hundred percent (100%) of the Senior Notes described in the Term Sheet (the “Commitment”).
2.Information.
You hereby represent and warrant that (with respect to Information and Projections (each as defined below) relating to the Seller, its subsidiaries and the Acquired Assets (as defined in Exhibit A) or that is or are prepared or supplied by another person that is not your affiliate, to your knowledge) (a) all written information, other than (i) the Projections and (ii) information of a general economic or industry nature, that has been or will be made available to EOC by, or on behalf of, you or any of your representatives in connection with the Transactions (all such non-excluded information, the “Information”), that has been or will be made available to EOC by, or on behalf of, you or any of your representatives in connection with the Transactions did not or, in the case of Information made available after the date hereof, will not (when taken as a whole), as of the date furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were or are (as the case may be) made and (b) the financial projections, estimates, forecasts, and other forward-looking information (but, in all events, with respect to any information in a reserve report, solely to the extent of projections concerning volumes attributable to the oil and gas properties and production

Execution Version - Exhibit 10.1
and future cost estimates and any other forward-looking information set forth therein) with respect to the Parent, the Issuer and their subsidiaries, after giving effect to the Financing and the Transactions (the “Projections”), that have been or will be made available to EOC by, or on behalf of, you or any of your representatives in connection with the Transactions have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are made available to EOC, it being understood that (1) the Projections are not to be viewed as facts, (2) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent, the Issuer and their subsidiaries, (3) no assurance can be given that any of the Projections will be realized, and (4) actual results may differ from the Projections; provided that, there are no statements or conclusions in any reserve report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the oil and gas properties and production and future cost estimates and any other forward-looking information contained in each reserve report are necessarily based upon professional opinions, estimates and projections and that the Parent, the Issuer and their subsidiaries do not represent and warrant that such opinions, estimates and projections and other forward-looking information will ultimately prove to be accurate; the remaining contents of any reserve report that constitute Information are the subject of clause (a). You agree that if, at any time prior to the earlier of (i) the Termination Date and (ii) the closing of the Financing, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect, if the Information and the Projections were being furnished and such representations and warranties were being made at such time, then you will promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Seller, its subsidiaries and the Acquired Assets or that is or are prepared or supplied by another person that is not your affiliate, to your knowledge) such representations and warranties will be materially correct under those circumstances.
Notwithstanding the foregoing, it is understood that EOCP’s commitment hereunder is not subject to or conditioned in any way upon the accuracy of the representations set forth in this Section 2, and, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the accuracy of such representations shall not constitute a condition to the availability of the Financing on the Closing Date. For the avoidance of doubt, neither the foregoing sentence nor anything contained in this Section 2 shall be interpreted to narrow the scope of the conditions set forth in Section 4 and Exhibit C hereto.
You understand that we may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the Projections.
3.Fees.
You agree to pay (or cause to be paid) the fees set forth in the Term Sheet and the Fee Letter dated the date hereof and delivered herewith with respect to the Financing (the “Fee Letter”), if and to the extent payable, and all of which shall be non-refundable, except as otherwise expressly agreed in writing by you and EOCP.
4.Conditions to Funding.
The purchase of the Senior Notes under the Facility by the Note Purchasers on the Closing Date is subject solely to (a) the conditions expressly set forth in the immediately following paragraph and (b) the conditions expressly set forth in Exhibit C hereto, and upon satisfaction (or waiver by us) of such conditions (the date on which all such conditions are satisfied or waived by us, the “Closing Date”), the purchase of such Senior Notes under the Facility shall occur.
Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the definitive documentation for the Financing (including all annexes, exhibits and schedules thereto) (the “Notes

Execution Version - Exhibit 10.1
Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which will be a condition to the availability of the Senior Notes under the Facility on the Closing Date shall be (i) such of the representations and warranties made by, or with respect to, the Seller, its affiliates and the Acquired Assets in the Acquisition Agreement as are material to the interests of the Note Purchasers, but only to the extent that you (or one of your affiliates) have the right to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties (the representations and warranties in this clause (i), the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Notes Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth in the immediately preceding paragraph and Exhibit C hereto are satisfied or waived by us. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Notes Documentation relating to corporate or other organizational existence of the Note Parties and good standing of the Note Parties in their respect jurisdictions of organization; organizational power and authority of the Note Parties; due authorization, execution and delivery by the Note Parties, in each case, as they relate to their entry into and performance of the Notes Documentation; enforceability of the Notes Documentation against the Note Parties; no conflicts of the Notes Documentation with, or consents required under, the Note Parties’ organizational documents or applicable law, as it relates to the execution, delivery and performance of the Notes Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Parent and its restricted subsidiaries on a consolidated basis (with solvency being determined in a manner consistent with Appendix 1 to Exhibit C); use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act or anti-corruption, anti-money laundering, anti-terrorism or sanctions laws (including OFAC and FCPA); and beneficial ownership. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.
5.Indemnification and Expenses.
Expenses. Whether or not the Closing Date occurs, you (for purposes herein, collectively, the “Indemnitor”) shall promptly pay, within thirty (30) days following receipt of a reasonably detailed invoice, all reasonable and documented out-of-pocket fees, costs and expenses (including, without limitation, all reasonable and documented out-of-pocket costs and expenses arising in connection with the Financing, such as any due diligence investigation performed by, or on behalf of, EOC, including with respect to environmental, reserves and know-your-customer matters, and the reasonable and documented out-of-pocket fees and expenses of outside counsel to EOC and the Administrative Agent (but limited, in the case of legal fees and expenses of the foregoing, to the reasonable and documented out-of-pocket fees and expenses of one counsel for EOC, one counsel for the Administrative Agent and, if reasonably necessary, a single local counsel in each relevant jurisdiction)) incurred by any EOC Party and the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, modification, waiver, administration or enforcement of this Commitment Letter, the Fee Letter, the Financing and the Notes Documentation.
Indemnity. In addition, the Indemnitor hereby indemnifies and holds harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). “Indemnified Party” shall mean each EOC Party, the other Note Purchasers, if applicable, each affiliate of any of the foregoing and the respective directors, employees, officers, advisors or agents of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended. “Liabilities” shall mean any and all losses, claims (including intraparty claims), demands, damages, penalties, actions, judgments, suits, liabilities or other costs, expenses or disbursements of any kind to which an Indemnified Party may become subject (which, in the case of legal fees and expenses, shall be limited to the reasonable and documented out-of-pocket fees and expenses of one counsel for all parties seeking indemnification taken as a whole and, if necessary, a single local counsel for all such parties taken as a whole in each relevant jurisdiction and, in the case of a conflict of interest where the Indemnified Party affected by such conflict informs the Indemnitor of such conflict and thereafter retains its own counsel, of

Execution Version - Exhibit 10.1
another counsel for such affected Indemnified Party and, if necessary, another local counsel for such affected Indemnified Party in each relevant jurisdiction) which arise out of or relate to or result from any transaction, action or proceeding connected with the Transactions, the Financing, the use of proceeds thereof, any offering materials, information or projections provided by you pursuant to this Commitment Letter or the other matters described or referred to in this Commitment Letter or the Fee Letter or the role of any EOC Party in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of this Section 5). In addition to the foregoing, the Indemnitor agrees to reimburse each Indemnified Party for all reasonable and documented out-of-pocket legal or other expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one counsel for all parties seeking indemnification taken as a whole and, if necessary, a single local counsel for all such parties taken as a whole in each relevant jurisdiction and, in the case of a conflict of interest where the Indemnified Party affected by such conflict informs the Indemnitor of such conflict and thereafter retains its own counsel, of another counsel for such affected Indemnified Party and, if necessary, another local counsel for such affected Indemnified Party in each relevant jurisdiction) incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding and whether or not such proceeding is brought by you, your equity holders, affiliates, creditors, the Seller or any other person), for the avoidance of doubt, without regard to the exclusive or contributory negligence of the Indemnified Party or its affiliates, or the directors, employees, officers, advisors, agents and controlling persons, as the case may be of the Indemnified Party and any such affiliate; provided that the Indemnitor’s obligations under this Section 5 shall not be applicable with respect to any Liabilities which result from (i) the gross negligence, bad faith or willful misconduct of an Indemnified Party as determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) any disputes solely among Indemnified Parties not involving an act or omission of the Indemnitor or any affiliate thereof. The Indemnitor agrees to make any payments under this paragraph, including satisfying any reimbursement obligations, no later than thirty (30) days after written request by such Indemnified Party. For the avoidance of doubt, the reimbursement obligations described in this paragraph shall in no manner be limited by the provisions of the prior paragraph of this Section 5; provided that no Indemnified Party shall be entitled to duplicative reimbursement of any fees, costs or expenses.
The Indemnitor agrees that the rights set forth in this Section 5 are in addition to any rights that the Indemnified Parties may have at common law or otherwise including, but not limited to, any right of contribution. The reimbursement and indemnity obligations of the Indemnitor under this Section 5 shall be in addition to any liability which you may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor and each Indemnified Party.
In no event shall the Indemnitor have any liability to any Indemnified Party for any special, indirect, consequential or punitive damages, except for any such special, indirect, consequential or punitive damages asserted by any third party claim against an Indemnified Party for which such Indemnified Party is entitled to indemnification.
It is hereby agreed that (a) in no event shall any EOC Party, the other Note Purchasers, if applicable, each affiliate of any of the foregoing and the respective directors, officers, advisors, agents and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (each, a “Commitment Party-Related Person”) have any Liabilities, or any theory of liability, for any, special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letter, the Financing, the Acquisition, the Acquisition Agreement, the Notes Documentation or any other agreement or instrument contemplated hereby and (b) no Commitment Party-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through Internet, electronic, telecommunications or other information

Execution Version - Exhibit 10.1
transmission systems, other than direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Commitment Party-Related Person as determined by a court of competent jurisdiction in a final and non-appealable judgment; provided that nothing herein shall relieve the Indemnitor of any obligation it may have to indemnify a Commitment Party-Related Person for any such special, indirect, consequential or punitive damages included in any third party claim. The Indemnitor agrees, to the extent permitted by applicable law, to not assert any claims against any Commitment Party-Related Person with respect to any of the foregoing.
The Indemnitor shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), effect any compromise or settlement of any pending or threatened action or proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on claims that are the subject matter of such action or proceeding and (ii) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party or any injunctive relief or other non-monetary remedy. The Indemnitor acknowledges that any failure to comply with its obligations under the preceding sentence may cause irreparable harm to the applicable Indemnified Party.
6.Assignment; Amendments; Etc.
This Commitment Letter shall not be assignable by either party (other than by EOCP to any EOC Party) without the prior written consent (and any attempted assignment without such consent shall be null and void) of the other party, is intended to be solely for the benefit of the parties hereto (and the Indemnified Parties), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties) and is not intended to create a fiduciary relationship between the parties hereto. Any and all obligations of, and services to be provided by, EOCP hereunder (including, without limitation, its Commitment) may be performed and any and all rights of EOCP hereunder may be exercised by or through any EOC Party, and the provisions of Section 5 shall apply with equal force and effect to any of such parties so performing any such duties or activities; provided that any such assignment by EOCP under this paragraph prior to the Closing Date shall be to an EOC Party that is capable of performing the obligations hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.
You hereby acknowledge and agree that EOC is one of the “Financing Sources” for purposes of, and as defined in, the Acquisition Agreement.
7.Governing Law; Jurisdiction; Waiver of Jury Trial.
This Commitment Letter and the Fee Letter shall be governed by, and construed and enforced in accordance with, the laws of the state of New York; provided that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or any of your affiliates have the right to terminate your or their obligations thereunder or refuse or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Facility, the use of

Execution Version - Exhibit 10.1
proceeds thereof, the Transactions or any other transaction contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court; provided that, to the extent that the New York State courts or Federal courts of the United States of America sitting in New York City dismiss for lack of jurisdiction or otherwise refuse to hear any legal action or proceeding, each party hereto shall accept the jurisdiction of any other applicable court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR ITS INTERPRETATION OR THE PERFORMANCE OF SERVICES HEREUNDER.
8.Affiliate Activities; Absence of Fiduciary Relationship; Confidentiality.
You acknowledge that the EOC Parties may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests. In addition, one or more EOC Parties may from time to time effect transactions, for its own account or the account of other persons, and may hold positions in securities or debt or options on securities or debt of the Parent and/or the Issuer and other participants in the Transactions. The EOC Parties may have economic interests that conflict with those of the Parent and/or the Issuer and other participants in the Transactions regarding the Transactions. You acknowledge and agree that the transactions contemplated by this Commitment Letter (including the exercise of rights and remedies hereunder) are arm’s-length commercial transactions between EOC, on the one hand, and you, on the other hand, and that EOCP is acting as principal, on behalf of the EOC Parties, and in its own best interests, and not as the agent or fiduciary of you and your respective management, stockholders or creditors or any other person. You are relying on your own experts and advisors to determine whether the transactions and the Financing are in your best interests. You agree that EOC will act under this Commitment Letter as (and any EOC Party is) an independent contractor and that nothing in this Commitment Letter or the nature of our services or any prior relationship will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any EOC Party, on the one hand, and you or your respective equity holders or affiliates, on the other hand, or any other obligation to you except the obligations expressly set forth in this Commitment Letter. You agree that you will not claim that any EOC Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you in connection with such transaction or the process leading thereto. In addition, EOC may employ the services of any EOC Party in providing certain services hereunder and may exchange with them information concerning you and other companies that may be the subject of this arrangement, and they shall be entitled to the benefits afforded to EOC hereunder (subject, in each case, to such EOC Party’s compliance with the confidentiality requirements hereof).
You also acknowledge that neither we nor any of the EOC Parties has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
The existence and contents of this Commitment Letter (including its attachments and any related or definitive documents with respect thereto) and the Fee Letter and all discussions between EOC, its affiliates and its representatives, and you, your affiliates and your representatives, relating to the Financing and this Commitment Letter and the Fee Letter are confidential to EOC and to you and may not be disclosed by either you or EOC (the “Recipients”), or any of your or EOC’s affiliates, subsidiaries or

Execution Version - Exhibit 10.1
representatives to any third party without the prior written consent of the non-disclosing Recipient, except (a) to your or any EOC Party’s affiliates and subsidiaries (and your or any EOC Party’s affiliates’ and subsidiaries’) officers, directors, employees, counsel, advisors, auditors, advisory committee members, investment committee members, members, equity owners, limited partners, consultants, investors and co-investors (including potential investors and co-investors) and regulators, in each case, on a confidential basis in connection with the transactions contemplated hereby (it being understood that you or the relevant EOC Party shall be liable for any breach of this confidentiality obligation by the respective party’s affiliates and subsidiaries and/or its or their officers, directors, employees, counsel, advisors, auditors, advisory committee members, investment committee members, limited partners, regulators, investors and co-investors (including potential investors and co-investors)); (b) as required by law, legal process, or judicial order; (c) with the consent of you or EOCP, as applicable; (d) by you, to the Seller and the Seller’s directors, officers, employees and agents, including legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); provided that, prior to any disclosure of the Fee Letter or its contents under this clause (d), the Fee Letter shall be redacted in a customary manner acceptable to EOCP; (e) in respect of this Commitment Letter and the definitive documentation with respect thereto, the administrative agent, the arrangers and existing and prospective bank lenders under the Existing Credit Agreement (the “RBL Financing Parties”) (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); it being understood, for the avoidance of doubt, that the existence and contents of the Fee Letter and all discussions between EOC, its affiliates and its representatives, and you, your affiliates and your representatives, relating to the Fee Letter are confidential to EOC and to you and may not be disclosed by either you or any of your affiliates, subsidiaries or representatives to any RBL Financing Party; (f) to the extent that such information (i) is or becomes publicly available other than by reason of the disclosure by EOC in violation of this paragraph, (ii) is received by EOC or its above mentioned related parties from a third party that is not to its knowledge subject to confidentiality obligations with respect to such information, (iii) is independently developed by EOC and its affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this provision; (g) to establish a “due diligence” defense or other defense in any legal proceeding or to enforce rights hereunder; (h) the existence of this Commitment Letter and its contents (but not the Fee Letter or its contents) may be disclosed by you in connection with any public release or filing relating to the Transactions; and (i) the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions may be disclosed by you to the extent required in any public release or filing relating to the Transactions. Any disclosure required of a Recipient by law, legal process or judicial order may be made by the Recipient or its affiliates only after the Recipient has given the other party (to the extent the Recipient may lawfully do so) as much notice as is reasonably practicable in the circumstances and has consulted with the other party as to the content and treatment of that disclosure. Notwithstanding anything to the contrary, this paragraph shall automatically terminate twelve (12) months from the date hereof.
Prior to the Closing Date and until the following information becomes public pursuant to the below process, no Note Party shall issue any news releases, “tombstone” advertisements and other announcements relating to the Note Parties’, EOC’s and/or the Note Purchasers’ participation in the Financing in newspapers, trade journals or other media (without the prior written consent of EOC, such consent not to be unreasonably withheld, delayed or conditioned and provided that EOC shall have a reasonable opportunity to review such news release, “tombstone” advertisement or announcement prior to its release).
Prior to the Closing Date and until the following information becomes public pursuant to the below process, none of EOC or the Note Purchasers shall issue any news releases and other announcements relating to the Note Parties’, EOC’s and/or the Note Purchasers’ participation in the Financing in newspapers, trade journals or other media (without the prior written consent of the Issuer, such consent not to be unreasonably withheld, delayed or conditioned and provided that the Issuer shall have a reasonable opportunity to review such news release or announcement prior to its release).

Execution Version - Exhibit 10.1
You acknowledge that no EOC Party is providing tax, accounting, regulatory, investment or legal advice to you or any of your affiliates or subsidiaries or to your or their respective representatives.
9.USA Patriot Act; Beneficial Ownership.
EOC hereby notifies you that (a) pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), EOC and other participants in the Financing may be required to obtain, verify and record information that identifies you and the Guarantors, which information includes the name, address, tax identification number and other information regarding you and the Guarantors that will allow EOC or such participants to identify you in accordance with the PATRIOT Act and (b) to the extent that the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it may be required to provide information pursuant to the requirements of the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to EOC and any other such participant.
10.Taxes.
All payments under this Commitment Letter and the Fee Letter shall be made in immediately available funds in United States dollars in New York, New York and shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding taxes, and all liabilities with respect thereto (“Taxes”), except to the extent required by applicable law. If any such Taxes are required by law to be deducted or withheld, then the amounts payable under this Commitment Letter and/or the Fee Letter shall be increased to the extent necessary to ensure that each recipient receives a net sum equal to what it would have received had no such deduction or withholding been required, provided, however, that no such additional amounts shall be paid (and there shall be no obligation to indemnify, defend or hold harmless any recipient) in respect of any Taxes to the extent that such Taxes would not have been imposed but for the failure of the recipient to provide an Internal Revenue Service Form W-9. You shall pay any and all such amounts and shall indemnify, defend and hold harmless each recipient of any payments under this Commitment Letter and/or the Fee Letter from and against any such amounts.
11.No Third Party Beneficiaries.
This Commitment Letter is issued for the benefit of the parties hereto, the EOC Parties and the Indemnified Parties and their respective successors and permitted assigns, and no other person or entity may rely hereon or thereon.
12.Termination; Survival.
Your agreements contained herein shall terminate as provided in the following paragraph, except that the provisions set forth in (a) Sections 2 (only if the Transactions close), 3, 5, 6, 7, 8, 9, 10, 11 and this Section 12 and (b) the terms of the Fee Letter shall each survive the expiration and termination of this Commitment Letter regardless of whether the Notes Documentation is executed and delivered, provided, however, that, upon the execution and effectiveness of the Notes Documentation, Section 2, Section 5 and our obligations with respect to Section 8 shall automatically terminate and be superseded, to the extent such obligations are set forth as obligations under the Notes Documentation.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us an executed counterpart hereof by the earlier of (i) the signing of the Acquisition Agreement and (ii) 11:59 p.m., New York City time, on February 22, 2023, whereupon this Commitment Letter will become a binding agreement between you and us. In the event that we have not received your executed counterpart to this Commitment Letter in accordance with the immediately preceding sentence, this Commitment Letter and EOCP’s Commitment will automatically expire with no further action required by EOCP or you. This Commitment Letter and EOCP’s Commitment hereunder

Execution Version - Exhibit 10.1
and each party’s agreements contained herein will terminate at the earliest of: (a) the closing of the Acquisition with or without the use of the Financing proposed hereunder, (b) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms and (c) in the sole discretion of EOC, 5:00 p.m., New York City time, on May 10, 2023 (such earliest time, the “Termination Date”), unless we shall, in our sole discretion, agree to an extension; provided that any rights of the parties that survive termination as set forth above shall continue in full force and effect for purposes of clarity.
This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter and/or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter supersedes all prior understandings, whether written or oral, between you and us with respect to the contents hereof (including, for the avoidance of doubt, those set forth in that certain letter agreement dated as of January 24, 2023 (the “Mandate Letter”), by and between EOCP and the Parent (other than with respect to the confidentiality provision contained in the Mandate Letter)).

Execution Version - Exhibit 10.1
Thank you again for contacting us about the Transactions; we look forward to working with you on this exciting opportunity.

Sincerely,

EOC PARTNERS ADVISORS L.P.

		By:	/s/ Richard Punches
Name: Richard Punches
Title: Managing Partner

Accepted and agreed to as of
the date first above written:

RILEY EXPLORATION PERMIAN, INC.

By:	/s/ Philip Riley
Name: Philip Riley
Title: Chief Financial Officer

RILEY EXPLORATION - PERMIAN, LLC

By:	/s/ Philip Riley
Name: Philip Riley
Title: Chief Financial Officer

        Exhibit A

TRANSACTION SUMMARY
Unless otherwise defined, capitalized terms used herein shall have the meanings assigned thereto elsewhere in the Commitment Letter to which this Exhibit A is attached.
In connection herewith it is intended that:
1.Pursuant to that certain Purchase and Sale Agreement by and between Pecos Oil & Gas, LLC, as seller (the “Seller”) and the Issuer, as purchaser (the “Purchaser”), dated as of February 22, 2023 (together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, as amended, modified or supplemented, the “Acquisition Agreement”), the Purchaser will purchase from the Seller, and the Seller will sell to the Purchaser, the Assets (as defined in the Acquisition Agreement) (the “Acquired Assets” and the acquisition of the Acquired Assets, the “Acquisition”).
2.Subject to the terms and conditions hereof, the Parent and the Issuer will obtain a two hundred million dollar ($200,000,000) senior unsecured notes facility (the “Facility”).
3.The Parent and the Issuer will obtain a Thirteenth Amendment to that certain Credit Agreement, dated as of September 28, 2017 (as amended, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), which amendment shall be dated as of the date hereof (or as of a date prior to the date hereof) and shall be among the Parent, the Issuer, Truist Bank, as administrative agent, and the lenders party thereto (such amendment, the “13th Amendment”; the Existing Credit Agreement as amended by the 13th Amendment, the “Signing Date Credit Agreement”). In addition, the Parent and the Issuer will obtain a further amendment to the Signing Date Credit Agreement (the Signing Date Credit Agreement, as amended by such amendment and as the same may be further amended or otherwise modified on or prior to the Closing Date, the “Amended Credit Agreement”), among the Parent, as parent, the Issuer, as borrower, the lenders from time to time party thereto and Truist Bank, as administrative agent, pursuant to which, among other things, the Borrowing Base shall be increased to an amount greater than or equal to two-hundred fifty million dollars ($250,000,000) and the Aggregate Elected Commitment Amount shall be increased to an amount equal to or greater than two-hundred fifty million dollars ($250,000,000).
4.The proceeds of the Facility, the proceeds of borrowings under the Amended Credit Agreement (the “Existing Credit Agreement Funding Amount”), and/or cash on hand will be applied to pay (a) the consideration in connection with the Acquisition and any other payments required under the Acquisition Agreement and (b) the fees, costs, and expenses incurred in connection with the Transactions (the amounts set forth in clauses (a) and (b) above, collectively, the “Acquisition Costs”).
The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions”.
Exhibit A-1

Exhibit B

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
FOR SENIOR NOTES
[SEE ATTACHED]

Exhibit B

Exhibit C

CONDITIONS PRECEDENT
Unless otherwise defined, capitalized terms used herein shall have the meanings assigned thereto elsewhere in the Commitment Letter to which this Exhibit C is attached.
Subject in each case to the Certain Funds Provisions, the obligations of the Note Purchasers to purchase the Senior Notes on the Closing Date shall be subject only to the satisfaction (or waiver) of the conditions in Section 4 of the Commitment Letter and the following conditions:
1.The Notes Documentation shall have been executed and delivered by the Note Parties to the Administrative Agent (on behalf of the Note Purchasers) in a manner consistent with the terms and conditions of this Commitment Letter, and the Administrative Agent (on behalf of the Note Purchasers) shall have received customary legal opinions with respect to the Facility, customary evidence of insurance, customary secretary’s certificates providing evidence of authorization, incumbency, and organizational documents of the Note Parties, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of the Note Parties), customary officer’s certificates, a note purchase notice (at least six (6) business days prior to the Closing Date (or such shorter time as the Note Purchasers may agree in their sole discretion)) and a certificate from the chief financial officer (or comparable officer) of the Parent substantially in the form attached hereto as Appendix 1.
2.The Administrative Agent (for delivery to the Note Purchasers) shall have received (a) customary payoff letters and lien releases evidencing that all existing liens or security interests on the Acquired Assets (provided that liens permitted in the Term Sheet and other permitted liens to be agreed in the Notes Documentation, in each case, may exist) have been, or contemporaneously with the Closing Date shall be, terminated or released and (b) customary UCC lien search results with respect to the Issuer and the other Note Parties, in each case, in their jurisdictions of formation.
3.On the Closing Date, immediately after giving effect to the Transactions, the Note Parties and their respective restricted subsidiaries shall have no outstanding third-party indebtedness for borrowed money, funded debt or disqualified capital stock other than (a) the indebtedness under the Facility, (b) capital leases and purchase money indebtedness permitted under the Term Sheet, (c) other indebtedness permitted under the Term Sheet or to be agreed in the Notes Documentation, and (d) indebtedness under the Amended Credit Agreement.
4.The Administrative Agent (for delivery to the Note Purchasers) shall have received a certificate from a responsible officer of the Issuer dated as of the Closing Date certifying (a) that attached thereto is a true and correct fully executed copy of the Acquisition Agreement (including all amendments, exhibits, and schedules thereto), (b) conditions precedent 3, 5, 6, 7 and 14 of this Exhibit C have been satisfied and (c) during the period commencing as of the date hereof through and including the Closing Date none of the Parent or the Note Parties or their respective restricted subsidiaries shall have (i) sold, transferred, licensed, leased or otherwise disposed of any oil and gas properties in excess of ten million dollars ($10,000,000) but excluding sales, transfers, licenses, leases or other dispositions of (A) hydrocarbons in the ordinary course of business, (B) inventory or equipment that is obsolete, worn out or no longer necessary or useful for the business, or (C) leases that have expired in accordance with their terms (so long as no other terms or conditions therein are amended, waived, consented to or otherwise modified), (ii) terminated, cancelled, unwound, novated or disposed of any commodity hedging agreement of the Note Parties and their respective restricted subsidiaries in existence as of the date hereof but excluding (A) the termination of any such commodity hedging agreement at the end of its stated term (as in effect on the date hereof, without giving effect to any amendment, restatement, waiver, consent or other modification thereto) and (B) any novation of any such commodity hedging agreement from a Note Party to another Note Party (so long as no other terms or conditions therein are amended, waived, consented to or otherwise modified), or (iii) (A) entered into any new, or amended, restated, waived, consented to or otherwise modified any existing offtake agreements, MVCs, drillcos, VPP or other material similar arrangements (subject to an exception for the amendment
Exhibit C-1

to the Second Amended and Restated Gas Gathering, Treating and Processing Agreement dated effective as of August 1, 2022, by and between Stakeholder Gas Services, LLC and Riley Exploration – Permian, LLC (as in effect on the date hereof, the “Existing Stakeholder Agreement”) substantially in the form provided to EOCP via email on February 20, 2023 at approximately 4:55 p.m. central standard time (such amendment, the “Approved MVC Amendment”, and the Existing Stakeholder Agreement as amended by the Approved Stakeholder Agreement, the “Stakeholder Agreement”) or (B) designated any restricted subsidiary as an unrestricted subsidiary or contributed (1) cash in excess of ten million dollars ($10,000,000) or (2) any non-cash assets to any unrestricted subsidiary or joint venture.
5.Since the date of the Acquisition Agreement, there shall not have occurred (a) a Material Adverse Effect (as defined in the Acquisition Agreement) or (b) as it relates to the Parent and its subsidiaries, a Material Adverse Effect (as defined in the Amended Credit Agreement on the date hereof).
6.The Acquisition and the other Transactions shall have been consummated or, substantially concurrently with the purchase of the Senior Notes on the Closing Date, shall be consummated, in accordance with the Acquisition Agreement in effect on the date hereof without giving effect to any amendment, restatement, waiver, consent or other modification thereto that is materially adverse to the Note Purchasers or EOCP (in their capacities as such) without the prior written consent of EOCP; it being understood that (a)(i) any change to the definition of Material Adverse Effect contained in the Acquisition Agreement shall be deemed to be materially adverse to EOCP and the Note Purchasers, (ii) any increase in the amount of the purchase price under the Acquisition Agreement (unless such increase is funded exclusively by an issuance of common equity of the Parent) shall be deemed to be materially adverse to EOCP and the Note Purchasers and (iii) any change in the form of the consideration for the Acquisition will be deemed to be materially adverse to EOCP and the Note Purchasers and (b) any decrease in the amount of the purchase price under the Acquisition Agreement shall be deemed not to be materially adverse to the Note Purchasers or EOCP as long as such reduction of the purchase price shall reduce the Existing Credit Agreement Funding Amount (if any) on a dollar for dollar basis.
7.The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date.
8.EOCP shall have received: (a) projections of the Note Parties in form and detail reasonably satisfactory to EOCP prepared by management of the Parent, which will be quarterly for the first year after the Closing Date and annually thereafter for the term of the Facility, (b)(i) GAAP audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Parent and its consolidated subsidiaries for the fiscal year ending December 31, 2021 and (ii) unaudited consolidated balance sheets and related statements of operations, shareholders’ equity and cash flows of the Parent and its consolidated subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Closing Date, (c) an unaudited consolidated pro forma balance sheet and related pro forma statements of operations, shareholders’ equity and cash flows of the Parent and its consolidated subsidiaries (giving effect to the Transactions on the Closing Date) and (d) monthly production and accounting lease operating statements for (i) the Note Parties and (ii) the Seller, in each case for each of September 2022, October 2022, November 2022 and with respect to the Note Parties only, December 2022.
9.EOCP shall have received a satisfactory reserve report evaluating the proved developed producing reserves, proved developed non-producing reserves, and proved undeveloped reserves, in each case of the oil and gas properties of the Parent and its subsidiaries, prepared by Netherland Sewell & Associates, Inc. (the “Initial Reserve Report”) (it being understood that the reserve report provided to EOCP on February 20, 2023 is satisfactory to satisfy this condition).
10.Each Note Purchaser and the Administrative Agent shall have received (at least five (5) business days (or such shorter period as the Administrative Agent and the Note Purchasers may agree) prior to the Closing Date) all documentation and other information required by regulatory
Exhibit C-2

authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, to the extent the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Issuer, that has been reasonably requested by the Note Purchasers in writing to the Issuer at least ten (10) business days prior to the Closing Date.
11.All fees required to be paid on the Closing Date pursuant to the Term Sheet and the Fee Letter and reasonable, documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two (2) business days prior to the Closing Date (or such shorter time to which the Parent may agree acting reasonably) shall, upon the purchase of the Senior Notes under the Facility, have been paid (which amounts may be paid using the proceeds of the Facility).
12.EOCP shall have received reasonably satisfactory evidence that (a) the Note Parties have satisfied the Hedging Requirement (as defined in Exhibit B) that is required to be satisfied as of the date hereof and (b) the commodity price protection agreements of the Note Parties as in effect as of the date hereof shall not have been terminated, unwound, cancelled, novated or assigned, nor shall they have been amended or modified, or have had any consent or waiver granted in respect thereof, in any manner that is adverse to the Note Purchasers or EOCP, nor shall have they ceased to be in full force in effect or have had any material provision thereof become null and void (excluding, for the avoidance of doubt, the termination of any such commodity price protection agreements at the end of their stated terms (as in effect on the date hereof, without giving effect to any amendment, restatement, waiver, consent or other modification thereto) and any novations or assignments thereof between Note Parties (so long as no other terms or conditions therein are amended, waived, consented to or otherwise modified)).
13.The Closing Date has occurred on or prior to the Termination Date.
14.As of the Closing Date and immediately after giving effect to the Transactions, the Issuer shall have Availability under the Amended Credit Agreement of at least fifteen percent (15%) of the lesser of (x) the Borrowing Base (as defined in the Existing Credit Agreement as of the date hereof) and (y) Aggregate Elected Commitment Amount (as defined in the Existing Credit Agreement as of the date hereof). “Availability” means, at the time of determination, an amount (if positive) equal to (a) the lesser of (i) the Borrowing Base at such time (after giving effect to the Transactions) and (ii) the Aggregate Elected Commitment Amount at such time (after giving effect to the Transactions) minus (b) total Credit Exposures (as defined in the Existing Credit Agreement as of the date hereof) at such time (after giving effect to the Transactions).
15.The amount of Senior Notes offered to the Note Purchasers on the Closing Date shall not be less than two hundred million dollars ($200,000,000) in the aggregate.
16.(a) EOCP shall have received certificates from a responsible officer of the Issuer (i) dated as of the date hereof certifying that attached thereto are true and correct fully-executed copies of the Existing Credit Agreement and the 13th Amendment as of the date hereof and (ii) dated as of the Closing Date certifying that attached thereto are (A) true and correct fully-executed copies of the Amended Credit Agreement pursuant to which, among other things, the Borrowing Base shall be greater than or equal to two-hundred fifty million dollars ($250,000,000) and the Aggregate Elected Commitment Amount shall be greater than or equal to two-hundred fifty million dollars ($250,000,000) and (B) other material loan documents under the Amended Credit Agreement. (b) The Signing Date Credit Agreement and other material definitive documentation with respect thereto shall not have been amended, restated, or otherwise modified and no waiver or consent shall have been given with respect thereto that is materially adverse to the Note Purchasers or EOCP (in their capacities as such) without the prior written consent of EOCP; it being understood that an amendment thereto pursuant to which the Borrowing Base shall be greater than or equal to two-hundred fifty million dollars ($250,000,000) and the Aggregate Elected Commitment Amount shall be greater than or equal to two-hundred fifty million dollars ($250,000,000) shall not be materially adverse to the Note Purchasers or EOCP.
Exhibit C-3

SOLVENCY CERTIFICATE
of
PARENT
AND ITS RESTRICTED SUBSIDIARIES
[ ], 2023
Reference is made to the Note Purchase Agreement dated as of [the date hereof] (the “Note Purchase Agreement”), among [ ], [ ] and [ ]. Capitalized terms used herein but not defined shall have the meanings assigned thereto in the Note Purchase Agreement.
In accordance with Section [ ] of the Note Purchase Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] of the Parent and not individually, as follows:
1.As of the date hereof, immediately after giving effect to the consummation of the Transactions, including the issuance of the Senior Notes under the Note Purchase Agreement on the date hereof, and immediately after giving effect to the application of the proceeds of such Senior Notes on the date hereof:
a.the fair value of the assets of the Parent and its restricted subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;
b.the present fair saleable value of the property of the Parent and its restricted subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
c.the Parent and its restricted subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and
d.the Parent and its restricted subsidiaries, on a consolidated basis, do not have unreasonably small capital for any business in which they are engaged, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this certificate (this “Certificate”), the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
2.As used herein, the terms “fair value”, “liabilities” and “do not have unreasonably small capital” shall have the definitions listed below:

a.“fair value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Parent and its restricted subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
b.“liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Parent and its restricted subsidiaries taken as a whole, as of the date hereof immediately after giving effect to the consummation of the Transactions (including the execution and delivery of the Note Purchase Agreement, the issuance of the Senior Notes and the use of proceeds of such Senior Notes on the date hereof), determined in accordance with GAAP consistently applied.
c.“do not have unreasonably small capital” means the Parent and its restricted subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Note Purchase Agreement, the issuance of the Senior Notes and the use of proceeds of such Senior Notes on the date hereof) have sufficient capital to reasonably ensure that the Parent and its restricted subsidiaries, taken as a whole, are a going concern.
The undersigned is familiar with the business and financial position of the Parent and its restricted subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made, or caused to be made, such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Parent and its restricted subsidiaries after consummation of the Transactions.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Parent, on behalf of the Parent, and not individually, as of the date first written above.

[ ]

By:
Name:
Title: